Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cartesian Growth Corporation on Amendment No. 6 to Form S-4 (File No. 333-262644) of our report dated March 17, 2022, which includes an explanatory paragraph as to Cartesian Growth Corporation’s ability to continue as going concern, with respect to our audits of the financial statements of Cartesian Growth Corporation as of December 31, 2021 and 2020, for the year ended December 31, 2021, and for the period from December 18, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy statement/Prospectus

/s/ Marcum LLP

Marcum LLP

West Palm Beach, FL

September 27, 2022